EXHIBIT 99.8
FAIRNESS OPINION BY ERNST & YOUNG

The Directors
VenFin Limited
PO Box 456
Stellenbosch
7599
PROVISION OF APPROPRIATE EXTERNAL ADVICE TO THE BOARD OF DIRECTORS OF VENFIN
REGARDING THE OFFER BY REMGRO FOR THE ENTIRE ISSUED ORDINARY SHARE CAPITAL OF
VENFIN (EXCLUDING VENFIN'S INTEREST IN DIDATA)
Dear Sirs:
The definitions outlined in page 7 of the circular of which this letter relates and of which this letter forms a part, have been used mutatis mutandis throughout the text set out later herein.
Introduction
Further to the cautionary announcement published in the press and released on VenFin's website on Monday 8 June
2009, VenFin shareholders were advised that on Monday 22 June 2009 Remgro notified the board of directors of VenFin in writing of its firm intention to make an offer to acquire the entire issued ordinary share capital of VenFin, on a basis that excludes the DiData interest (the scheme).
Remgro and VenFin employed Rand Merchant Bank and NLA respectively to perform detailed valuations on the assets of the companies to determine the respective NAVs of Remgro and VenFin as at 5 June 2009. It was agreed that this date would be the value date for the scheme. Based on the NAV of Remgro and VenFin (excluding the DiData interest)
as at the value date, VenFin shareholders will receive 1 Remgro share for every 6.25 VenFin shares held (the scheme consideration).
A fair and reasonable opinion is required by the SRP under Rule 3 of the Code as the successful completion of the scheme (as defined in Section 440A of the Act) will result in an affected transaction as defined in section 440A of the
Companies Act. Rule 3 of the Code, states that the board of directors of an offeree company should obtain appropriate external advice in respect of an offer, in particular the effects of such offer on their shareholder.
You have therefore requested Ernst & Young to conduct the role of an independent professional advisor to the board of
VenFin in respect of the scheme. Full details of the terms and conditions of the scheme, and the board's recommendations to shareholders, is set out in the circular addressed to shareholders to be dated on or about 24 July
2009.
Definition of fair and reasonable
'Fairness' is primarily based on quantitative issues whilst 'reasonableness' focuses on the qualitative issues surrounding the particular offer. An offer is generally fair if the consideration received in terms of that offer is equal to or greater than the fair value of the shares which form the subject matter of the offer. It is therefore conceivable that, under certain circumstances, the scheme could be considered reasonable because of the various qualitative factors surrounding that particular transaction, even if we did not consider such to be fair. Similarly, the scheme may be considered fair taking into account the quantitative factors, but unreasonable due to certain other qualitative factors.
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ERNST & YOUNG
9 July 2009
Ernst & Young Advisory Services Ltd
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PO Box 656
Cape Town 8000
Tel: 00 27 (0)21 443-0200
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Docex 57 Cape Town
Website www.ey.com/za
Chief Executive: Phillip Hourquebie
A full list of Directors is available from the website
A member firm of Ernst & Young Global Limited

ERNST & YOUNG
Sources of information
In the course of our analysis of the scheme, we relied upon financial and other quantitative and qualitative information, including prospective financial information, obtained from VenFin and Remgro senior management, and valuations performed by Rand Merchant Bank and
NLA on the investment portfolios of VenFin and Remgro. Our opinion is dependent on such information being complete and accurate in all material respects. The principal sources of information used in formulating our opinion regarding the terms and conditions of the scheme include:
· The initial merger document prepared by Rand Merchant Bank;
· The Remgro / VenFin cautionary announcement dated 8 June 2009;
· The VenFin press releases in respect of the above announcement dated 8 June 2009 and 23 June 2009;
· Representations, information and assumptions made available by, and through discussions held with, the senior management of Remgro, VenFin, Rand Merchant Bank and NIA;
· Valuation workings and results performed by Rand Merchant Bank;
· Valuation workings and results performed by NLA;
· Annual Reports, Interim Reports and Annual Financial Statements for Remgro and VenFin;
· Annual Reports, Interim Reports and Annual Financial Statements for the underlying investments of Remgro and VenFin, where available;
· Management accounts for the underlying investments of Remgro and VenFin, where available;
· Management projections prepared by management of Remgro, VenFin and their underlying investments, where available;
· Selected broker and analyst reports for Remgro, VenFin, their underlying investments and their respective listed comparable companies;
· Historical share trading and other data for Remgro, VenFin and their underlying investments and their respective listed peer groups;
· Economic forecasts issued by ,inter alia, the Stellenbosch University Bureau of Economic Research, Standard Bank
  and others;
· Other sources of financial information including but not limited to BFA McGregors, I-Net Bridge and the JSE's own records;
  and
· Information in the public domain regarding comparable transactions which have occurred in the recent past.
In the course of our valuations of Remgro, VenFin and their underlying investments, we relied upon financial and other information;
including prospective financial information obtained from management of Remgro, VenFin and their underlying investments and their advisors as well as investment statistics in the public domain, Our conclusion is dependent on such information being complete and accurate in all material respects. Where practical, we have attempted to corroborate the reasonableness of the information provided to us for the purpose of our fairness opinion through recalculations, discussions with management and comparison of results to historical performance. Our procedures and enquiries did not constitute an audit conducted in terms of the Statements of South African
Auditing Standards. Accordingly, we cannot express any opinion on the financial data or other information used in arriving at our opinion.
Procedures performed
In arriving at our opinion in respect of the proposed scheme we have, inter alia, performed the following:
· Researched and considered prevailing economic and market conditions in the industries in which VenFin, Remgro and their underlying investments operate as well as other industry related information;
· Reviewed the terms and conditions of the scheme;
· Considered the nature of the scheme consideration, namely the ratio of the respective NAVs of VenFin and Remgro;
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  ·Considered the other merger terms, namely the back-up offer, conditions precedent to the offer and conditions precedent tothe    scheme;
·  Held discussions with the advisors to VenFin on the terms and conditions of the scheme;
·  Recalculated the NAVs of VenFin and Remgro;
·  Critically reviewed the valuations of the underlying investments of VenFin and Remgro, as separately performed by
  Rand Merchant Bank and NLA. We performed the following for each of the material investments:
·  Understood the key value drivers of each business;
   Understood and reviewed the appropriateness of the valuation methodologies used;
· Considered whether the relevant valuation methodologies have been applied reasonably and in an accurate and acceptable manner across the underlying investments making up the VenFin and Remgro portfolios;
· Assessed the reasonableness of the implicit and explicit economic assumptions contained in the forecasts;
· Reviewed the financial and operating projections including revenues, operating margins (e.g.
   earnings before interest and taxes), capital expenditure, working capital flows and other cash flows contained in the forecasts; a Analysed the historic operating and financial results, including historic share trading information and distributions in respect of the underlying investments making up the VenFin and Remgro portfolios;
· Considered the appropriateness of any valuation discounts/premiums applied to the results of the valuation analyses, such as control premiums, liquidity, marketability and small company discounts;
· Reviewed the calculation, including the assumptions and inputs to discount rates used to discount the above cash flows;
including
· The appropriateness of the risk free rate
· The appropriateness of the Market Risk Premium
· The appropriateness of the Beta, including the choice of comparable companies, and de- leveraging and re-leveraging the beta;
· The requirement for any other risk premiums;
· The after tax cost of borrowing of the company; and
· The applicable capital structure of the company.
In the case that the valuation was done using market multiples, we performed the following:
· Reviewed the choice of multiple used;
· Reviewed the list of comparable companies used; and
· Reviewed any adjustments to the earnings of the company.
In the case that a VWAP was used, we considered the following:
· The appropriateness of this valuation methodology;
· The appropriate time period to use;
· The liquidity of the share;
· The information flow to the market over the VWAP period; and
· The existence of any other factors that may impact on the VWAP calculation.
Performed sensitivity analyses on the above valuations:
· Compared the results of both our valuations and Rand Merchant Bank/NLA; valuations to comparable listed companies;

· For the smaller, immaterial investments of Remgro and VenFin, we performed the following procedures:
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·  Performed a high level review of the valuations performed by Rand Merchant Bank and/or NLA; and
·  Considered the possibility that an error, misstatement or difference in opinion may impact the
NAV of VenFin or Remgro.
·  Considered the impact of taxes on the value of the VenFin and Remgro portfolios, particularly with regard to the exclusion of the DiData interest from the scheme;
·  Evaluated the other items, besides the underlying investments of VenFin and Remgro, that impacted their respective NAVs, such as head office costs and the Share Appreciation Rights Schem es;
·  Compared the resulting recalculated NAVs arising from our procedures above to the scheme consideration;
·  Assessed the VenFin and Remgro boards' financial assessment of the merger; and
·  Assessed the market reaction to the merger announcement, both through market participant/commentator statements and the reaction of the share prices.

We have not interviewed any of the minority shareholders of VenFin to obtain their views on the scheme.
Limiting conditions
We have relied upon the accuracy of the information used by us in deriving our opinion albeit that, where practicable, we have corroborated the reasonableness of such information through, amongst other things, reference to work performed by independent third party/ies, historic precedent or our own knowledge and understanding. While our work has involved an analysis of the annual financial statements and other information provided to us, our engagement does not constitute, nor does it include, an audit conducted in accordance with generally accepted auditing standards. Accordingly, we assume no responsibility and make no representations with respect to the accuracy of any information provided to us in respect of VenFin, Remgro, or any of their underlying investments.
The opinion expressed below is necessarily based upon the information available to us, the financial, regulatory, securities market and other conditions and circumstances existing and disclosed to us as at the date hereof. Subsequent developments may affect our opinion, however, we are under no obligation to update, revise or re-affirm such.
Opinion
Based upon and subject to the foregoing, we are of the opinion that, on the basis of an arm's length transaction concluded between a willing buyer and a willing seller, a fair merger ratio falls between 6.02 and 6.59 VenFin shares for every Remgro share received.
Based upon the aforementioned quantitative and qualitative considerations and given that, the merger ratio of i Remgro share for every 6.25 VenFin shares falls within that range, we are of the opinion that the scheme consideration is fair and reasonable to VenFin shareholders.
This opinion does not purport to cater for each individual shareholder's circumstances and/or risk profile, but rather that of the general body of VenFin shareholders taken as a whole. Each shareholder's decision will be influenced by such shareholder's particular circumstances and accordingly shareholders should consult with an independent advisor if they are in any doubt as to the merits or otherwise of the scheme.

Use of this opinion
This opinion is provided solely for the use of the board and VenFin shareholders in connection with and for the purpose of their consideration of the scheme. This opinion shall not, in whole or in part, be disclosed, reproduced, disseminated, quoted, summarised or referred to at any time, in any manner or for any purpose, nor shall any public references to Ernst &
Young be made by VenFin or any of its affiliates, without the prior consent of Ernst & Young.
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Independence
We have been retained by the board as an independent advisor to the board and shareholders in connection with the scheme and we will receive a fixed fee for the services provided in connection herewith, which fee is payable upon delivery of this opinion. We confirm that, other than the aforementioned, we have no interest, direct or indirect, beneficial or non-beneficial, in VenFin or in the success or failure of the scheme which forms the subject matter hereof.

Consent
We hereby consent to this letter and the references thereto being made public to holders of VenFin shares in the form and context in which they are to be published in this document to shareholders on or about 24 July 2009. We confirm that we have given and have not withdrawn our consent prior to the issue of the said document to VenFin shareholders.

Yours faithfully
/s/ Stephen Howard Alt
SH Alt
Director
Ernst & Young Advisory Services Limited
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